AGREEMENT AND PLAN OF SHARE EXCHANGE

by and among

FORTUNE INDUSTRIES, INC.,

CRAIG ALLRED,

DEE HENDERSON,

GARTH ALLRED,

DAVID DYCHES,

KURT ROBINSON,

KIRA REISCH,

ESG ACHIEVEMENT, INC.

ESG ADMINISTRATION, INC.

ESG ASSISTANCE, INC.

ESG CONSULTING, INC.

ESG DIRECTION, INC.

ESG ENTITIES, INC.

ESG FULFILLMENT, INC.

ESG MANAGEMENT, INC.

ESG OFFERINGS, INC.

ESG SERVICES, INC.

ESG SUCCESS, INC.

ESG SUPERVISION, INC.

EMPLOYER STAFFING GROUP, INC.

ESG INSURANCE, INC. d/ba/ ASPEN COVE INSURANCE, INC.

EMPLOYER SOLUTIONS GROUP, INC.

EMPLOYER SOLUTIONS GROUP OF UTAH, INC.

EMPLOYER SOLUTIONS GROUP OF SLC, INC.

SAGELAND FLAGGING, INC. d/b/a/ EMPLOYER SOLUTIONS STAFFING GROUP, INC.

EMPLOYER SOLUTIONS GROUP OF IDAHO, INC.

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement") is entered into the ___ day of April, 2007 (“Execution Date”) by and among Craig Allred, Dee Henderson, Garth Allred, David Dyches, Kurt Robinson and Kira Reisch (collectively the “Sellers”), ESG Achievement, Inc., ESG Administration, Inc., ESG Assistance, Inc., ESG Consulting, Inc., ESG Direction, Inc., ESG Entities, Inc., ESG Fulfillment, Inc., ESG Management, Inc., ESG Offerings, Inc., ESG Services, Inc., ESG Success, Inc., ESG Supervision, Inc., Employer Staffing Group, Inc. (Flagging), ESG Insurance d/b/a/ Aspen Cove Insurance, Inc., Employer Solutions Group, Inc., Employer Solutions Group of Utah, Inc., Employer Solutions Group of SLC, Inc., Sageland Flagging, Inc. d/b/a Employer Solutions Staffing Group, Inc., Employer Solutions Group of Idaho, Inc. (collectively the “Affiliated Companies”), and Fortune Industries, Inc., an Indiana corporation (the "Buyer").

RECITALS

A.    The “Affiliated Companies are in the business of providing personnel management services (including, but not limited to, benefits administration, payroll processing/administration, health and workmen’s compensation insurance management, personnel records management, employee liability management, testing and assessment services for management or employees, performance management, training and development services and human resources consulting services) and insurance brokerage services. The services provided by the Affiliated Companies are performed in the States of Utah and Colorado and are referred to in this Agreement as (the “Business”).

B.    Approximately eighty-eight percent (88%) of the Affiliated Companies’ common stock is owned by Craig Allred, Dee Henderson and Garth Allred (collectively the “Controlling Sellers”).

C.    The Boards of Directors of the Affiliated Companies have determined that the acquisition of the Affiliated Companies by the Buyer is desirable and is in the best interest of the shareholders of the Affiliated Companies.

D.    The Boards of Directors of the Affiliated Companies have approved the acquisition by the Buyer of all the outstanding common shares of the Affiliated Companies pursuant to a share exchange under section 1102 of the Utah Revised Business Corporation Act (the “Act”), Indiana Code Section 23-1-40-1 et seq., and Idaho Code Section 30-1-1102 upon the terms and subject to the conditions set forth herein.

E.    The parties desire to set forth certain representations, warranties, and covenants made by each to the other as an inducement to the consummation of the share exchange and the transactions contemplated thereby.

AGREEMENT

NOW THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.         THE SHARE EXCHANGE

1.1    The Share Exchange. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), Buyer shall acquire all of the outstanding shares of the Affiliated Companies (the “Shares”) pursuant to a share exchange (the “Share Exchange”) under section 1002 of the Act, Indiana Code Section 23-1-40-1 et seq., and Idaho Code Section 30-1-1102 and the Affiliated Companies shall continue their corporate existence under the laws of the state of Utah and Idaho, as applicable.

On the Execution Date, the parties hereto will cause Articles of Share Exchange to be filed with the Division of Corporations and Commercial Code of Utah (the “Division of Corporations”), the Indiana Secretary of State’s Office (Corporations Division) and the Idaho Secretary of State’s Office (Commercial Division) (copies of which are attached hereto as Exhibit A). The Share Exchange shall become effective at such time as is specified in the Articles of Share Exchange pursuant to the mutual agreement of the parties (the “Effective Time”).

Subject to the adjustments described in Section 1.3, the acquisition price (the “Purchase Price”) for the Shares shall consist of (a) Eight Million Five Hundred Thousand Dollars ($8,500,000.00) in cash, which shall be paid by wire transfer pursuant to instructions set forth in a document to be used at Closing detailing the deliveries and other related items necessary for the Closing (the "Closing Memorandum"), (b) three hundred sixty thousand and 00/100 (360,000) shares of the Buyer’s common stock (the “Common Stock”), and (c) subject to the following contingencies and conditions, three hundred sixty thousand and 00/100 (360,000) shares of the Buyer’s common stock (the “Contingent Stock”). In the alternative, the Sellers may, in their discretion, elect to receive up to $600,000 in cash in lieu of shares of Common Stock (converted at a price of $4.20 per share) to a maximum amount of 142,857 shares. The Buyer shall issue the Common Stock and Contingent Stock pursuant to the terms of the Closing Memorandum. The Contingent Stock shall initially be unvested and the certificate for such shares shall be retained by the Buyer’s law firm, Drewry Simmons Vornehm, LLP, prior to vesting, if any. The Contingent Stock shall vest as follows:

	EBITDA TARGET
Earnout Period	Minimum	Maximum	Contingent Shares
3/1/07 - 2/29/08	$1,600,000	$1,800,000	120,000
3/1/08 - 2/28/09	$1,600,000	$2,000,000	120,000
3/1/09 - 2/28/10	$1,600,000	$2,400,000	120,000

The Contingent Stock shall vest based upon the EBITDA attained by the Affiliated Companies during the period March 1, 2007 to February 28, 2010. A maximum of 120,000 shares of the Contingent Stock shall vest during each Earnout Period. If the Affiliated Companies do not attain the Minimum EBITDA Target during an Earnout Period, 120,000 shares of the Contingent Stock shall not vest. If the Affiliated Companies attain the Maximum EBITDA Target ($1,800,000, $2,000,000 or $2,400,000) during an Earnout Period, 120,000 shares of the Contingent Stock shall vest. If the Affiliated Companies attain EBITDA in an amount greater than the Minimum EBITDA Target but less than the Maximum EBITDA Target during an Earnout Period, a prorata portion of the 120,000 shares of Contingent Stock shall vest. For example, if the Affiliated Companies attain EBITDA of $1,700,000 during the Earnout Period of March 1, 2007 to February 29, 2008, then 60,000 shares of Contingent Stock shall vest. The EBITDA attained during each Earnout Period shall be calculated independently of the EBITDA attained during any other Earnout Period (i.e., EBITDA shall not carry forward or backward).

EBITDA shall be defined as accrued earnings before any interest, income taxes, depreciation or amortization. In calculating accrued earnings and EBITDA, the Buyer shall allocate corporate overhead to the Affiliated Companies in an amount not to exceed: (i) $55,000.00 (to the extent audit fees and tax fees are not paid directly by the Affiliated Companies ) during the first Earnout Period; and (ii) SEC fees of $30,000.00, the actual cost of the audit fees and tax fees (to the extent not paid directly by the Affiliated Companies) and a prorata portion of the actual cost of the appraisal relating to goodwill impairment during the second and third Earnout Periods. The Buyer shall calculate EBITDA as soon as reasonably possible after the conclusion of each Earnout Period, and shall provide Sellers with an interim calculation on a fiscal quarterly basis. Sellers shall have reasonable access to the financial statements and work papers used in the EBITDA calculation. EBITDA shall be calculated in accordance with generally accepted accounting principles (GAAP) in a manner consistent with those principles used by the Affiliated Companies. The Buyer's calculation of EBITDA shall be final and binding upon the parties unless the Sellers object to such calculation within fifteen (15) days of the receipt thereof, in which case the Buyer and the Sellers shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of the Sellers' objection. If the Buyer and the Sellers are unable to agree on a final calculation of EBITDA within this fifteen (15) day period, then the parties shall select a neutral accounting firm (the “Arbitrating Accounting Firm”) which shall make a final determination. In such case, each of the Buyer and the Sellers shall inform the Arbitrating Accounting Firm of their respective calculations of EBITDA, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by the Buyer, but if the Buyer prevails in such dispute, the Sellers shall reimburse the Buyer for the deposit. Upon a final calculation of EBITDA for each Earnout Period, the Buyer shall cause Drewry Simmons Vornehm, LLP to return the stock certificates representing the Contingent Stock to the Buyer and the Buyer shall promptly reissue new stock certificates representing the vested Contingent Stock to the Sellers, if any. If all of the Contingent Stock vests then the Buyer shall cancel the stock certificates representing the 360,000 shares of unvested Contingent Stock and shall reissue new stock certificates representing the 360,000 shares of vested Contingent Stock to the Sellers. Upon receipt, the Buyer shall cancel the shares representing the unvested Contingent Stock, if any.

1.2    Put Rights. Subject to the limitations and restrictions described below and applicable securities laws, each of the Sellers may, in his sole discretion, sell any or all of his Common Stock received by him pursuant to this Agreement to the Buyer and the Buyer shall purchase any of such Seller’s shares of Common Stock offered by such Seller. The put price per share shall be three and 75/100 dollars ($3.75). The Sellers may only exercise this put option during the thirty (30) day period that begins on March 1, 2010.

Subject to the above restrictions, any closing on a sale of any or all of the Common Stock to the Buyer shall occur within ninety (90) days of the Buyer’s receipt of written notice from a Seller requesting exercise of his put option. The number of shares of Common Stock and Contingent Stock and the put price per share of the Common Stock shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of Buyer’s common stock or any recapitalization of Buyer.

1.3    Purchase Price Adjustments. As of February 28, 2007, the Affiliated Companies must have a tangible net worth (total tangible assets (total assets minus goodwill) minus total liabilities determined in accordance with United States generally accepted accounting principles), consistent with past practice, of at least one dollar ($1.00). If the Affiliated Companies do not have this minimum tangible net worth, the Purchase Price shall be reduced dollar-for-dollar in an amount of the deficiency. Any reduction in the Purchase Price shall be implemented by each of the Sellers promptly returning the certificates representing the Common Stock to the Buyer. Upon receipt, the Buyer shall cause the original stock certificates to be cancelled and new certificates to be issued. The Common Stock shall be valued at $4.20 per share for the purpose of determining the number of shares to cancel and reissue. For example, if the actual net worth was <$100,000.00,> the certificates representing 23,810 shares would be cancelled and new certificates representing 336,190 shares would be reissued.

The Buyer shall cause its outside accountant to review the Affiliated Companies’ books and records as soon as reasonably possible following the Closing (as herein defined). As part of the review, the outside accountants will calculate the Affiliated Companies’ tangible net worth as of February 28, 2007 in accordance with United States generally accepted accounting principles in a manner consistent with those principles used by the Buyer’s other subsidiaries engaged in similar businesses. The outside accountant’s calculation of the Affiliated Companies’ tangible net worth shall be final and binding upon the parties unless the Sellers object to such calculation within fifteen (15) days of the receipt thereof, in which case, the Buyer and the Sellers shall follow the procedures described in Section 1.1 (relating to a disagreement regarding EBITDA) to resolve the disagreement.

1.4    Payment of Notes Receivable. The Affiliated Companies have a note receivable from Riverwoods Holdings, LC in the amount of $379,882.77 and a note receivable from ESG Building, LC in the amount of $700,250.00. At Closing, the Controlling Sellers shall cause these notes receivable to be paid in full by wire transfer.

1.5    Section 338 Election. At the Buyer’s election, the Sellers and the Affiliated Companies shall join in making an election under Code Section 338(h)(10) and any corresponding elections under state, local, or foreign tax law (collectively a “Section 338(h)(10) Election”) with respect to the acquisition of the Shares hereunder. The Sellers and the Buyer acknowledge that for federal income tax purposes (and for state income tax purposes in those states whose income tax provisions follow the federal income tax treatment), the acquisition of the Shares combined with the Section 338(h)(10) Election will be treated as a sale of assets by the Affiliated Companies to a wholly-owned subsidiary of the Buyer followed by a complete liquidation of the Affiliated Companies. The Buyer and the Sellers will report (and will cause their respective affiliates to report) any transactions that occur under this Agreement consistent with the Section 338(h)(10) Election. The Sellers and the Buyer shall each provide to the other all necessary information to permit the Section 338(h)(10) Elections to be made including the information to complete the Forms 8883 Asset Allocation Statements within thirty (30) days of the Closing Date. The Sellers and the Buyer agree that the book value (tax basis) of the property, plant and equipment owned by the Affiliated Companies approximates its fair market value and agree to prepare the Forms 8883 in conformity with this agreement. For the purpose of making the Section 338(h)(10) Elections for federal income tax purposes on the Closing Date, the Sellers shall deliver to the Buyer, within thirty (30) days of the Closing Date, executed IRS Forms 8023 signed by all the Sellers. The Buyer shall be responsible for the preparation and filing of all forms (including Forms 8023 and 8883) and documents required to effectuate the Section 338(h)(10) Elections and will provide the Sellers a copy of such filing. Any taxes imposed on the Sellers as a result of the Section 338(h)(10) Elections shall be paid by the Sellers.

SECTION 2.         REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.

Each of the Controlling Sellers hereby jointly and severally represents and warrants to the Buyer as follows:

2.1    Power and Authorization. Each of the Sellers has full capacity, legal right, power and authority to enter into and perform the Sellers' obligations under this Agreement and under the other agreements and documents (the "Sellers Transaction Documents") required to be executed and delivered by the Sellers prior to or at the Closing. This Agreement has been duly and validly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Sellers Transaction Documents shall constitute the legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of the Sellers Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

2.2    Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will, after the giving of notice, lapse of time or otherwise (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which any Seller is subject or (ii) conflict with, result in a breach of, amend or modify, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, abandon, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which any Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

2.3    Ownership of the Shares. The Sellers hold of record and own beneficially the Shares set forth next to his or her name in Schedule 3.3 and the listed Shares represent the entire ownership of the Affiliated Companies. Each Seller has the right and power to transfer and assign his or her Shares, free and clear of any restrictions on transfer, claims, taxes, liens, security interests, encumbrances, options or other demands or liabilities. None of the Sellers is a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any shares or other securities of the Affiliated Companies (other than this Agreement). Each Seller has the exclusive right, power and authority to vote the Shares owned by that Seller and no Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of the Affiliated Companies. The Sellers are the only shareholders of the Affiliated Companies, and will remain and continue to be the only shareholders through the Closing Date and will not sell, pledge or otherwise transfer or assign any of their Shares prior to the Closing Date.

2.4    Brokers. No person acting on behalf of any of the Sellers or the Affiliated Companies or under the authority of any of the Sellers or the Affiliated Companies except for Capital Alliance Corporation is or will be entitled to any brokers' fee, finders' fee, consulting fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement. Any broker’s fee, finder’s fee, consulting fee or any other commission or similar fee shall be paid by the Sellers and not by the Affiliated Companies.

2.5    Full Disclosure. All documents and other papers (or copies thereof) included as part of the schedules attached to this Agreement are in the same form as they were maintained by the Sellers, without alteration and are accurate and complete as to items in the custody of the Sellers.

2.6    Investment Representations and Covenants.

(a)    Each of the Sellers understands that the Common Stock and the Contingent Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the Common Stock and the Contingent Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of the Buyer on such exemptions is predicated in part on each of the Sellers' representations, warranties, covenants and acknowledgments set forth in this Section 2.6.

(b)    Each of the Sellers represents and warrants that the Common Stock and the Contingent Stock to be acquired by him upon consummation of the transactions and/or conditions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder other than as contemplated by this Agreement, and that he will not distribute all or any portion of the Common Stock or the Contingent Stock in violation of the Securities Act.

(c)    Each of the Sellers acknowledges that the shares of the Common Stock and the Contingent Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

(d)    Each of the Sellers represents and warrants that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the Common Stock and the Contingent Stock.

(e)    Each of the Sellers is in a financial position to afford to hold the Common Stock and the Contingent Stock indefinitely and each of the Sellers' financial condition is such that he is not presently under (and does not contemplate any future) necessity or constraint to dispose of the Common Stock or the Contingent Stock to satisfy any existing or contemplated debt or undertaking. Each of the Sellers recognizes that it may not be possible for him to liquidate his investment in the Common Stock or the Contingent Stock and, accordingly, he may have to hold the Common Stock and the Contingent Stock, and bear the economic risk of this investment, indefinitely.

(f)     Each of the Sellers understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the Common Stock or the Contingent Stock as an investment.

(g)    Each of the Sellers confirms that the Common Stock and the Contingent Stock was not offered to him by any means of general solicitation or general advertising, and that he has received no representations or warranties with respect to the Common Stock or the Contingent Stock other than those contained or described in this Agreement or in the Buyer's public filings.

(h)    Each of the Sellers acknowledges that he has been provided or that the Buyer has made available to him copies of the Buyer's most recent Form 10-K, Form 10-Q and any Form 8-Ks and Form 4s filed with the Securities and Exchange Commission since the most recent Form 10-Q was filed.

(i)     Each of the Sellers acknowledges that the Buyer has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of the Common Stock and the Contingent Stock and to obtain any additional information which the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

2.7    No Litigation. There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any of Sellers, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or which, if adversely determined, would have an adverse effect upon the ability of any of the Sellers to enter into or perform his obligations under this Agreement. No Seller has received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

SECTION 3.                REPRESENTATIONS AND WARRANTIES REGARDING THE AFFILIATED COMPANIES

Each of the Controlling Sellers hereby jointly and severally represents and warrants to the Buyer as follows:

3.1    Organization and Good Standing. The Affiliated Companies are corporations validly existing under the laws of the States of Utah or Idaho and have all necessary corporate power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all of its obligations. The Affiliated Companies are duly qualified to do business and are in good standing (if and to the extent the concept of good standing is recognized) under the laws of the state of Utah.

3.2    No Conflicts.

(a)    The execution, delivery and performance of any documents required to be executed and delivered by the Affiliated Companies at or prior to Closing (the “Affiliated Companies Transaction Documents”) do not and will not (with or without the passage of time or the giving of notice):

(i)     violate or conflict with the Articles of Incorporation or Bylaws (or other organizational documents) of the Affiliated Companies or any law binding upon the Affiliated Companies, if the violation of such law would have a material negative effect on the Affiliated Companies;

(ii)    violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Affiliated Companies are a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to the Affiliated Companies or any of their assets; or

(iii)   result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, or upon or with respect to the Affiliated Companies or any of the Affiliated Companies’ assets.

(b)    Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by the Affiliated Companies in connection with the execution, delivery and performance of the Affiliated Companies Transaction Documents has been made or will be obtained or made prior to the Closing. There are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, the Affiliated Companies as a result of entering into this Agreement, and upon consummation of the transactions contemplated by this Agreement, the Affiliated Companies will be entitled to continue to use all of the assets and properties now used by them in the same manner such assets and properties were used prior to Closing.

(c)    There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the actual knowledge of any of the Controlling Sellers, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the Affiliated Companies Transaction Documents or which, if adversely determined, would materially interfere with the Affiliated Companies' ability to enter into or perform its obligations under any of the Affiliated Companies Transaction Documents. The Affiliated Companies have not received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

3.3    Capitalization. Schedule 3.3 fully and accurately describes the authorized, issued and outstanding shares and other securities of the Affiliated Companies. No person has any preemptive or other right with respect to any such shares or other securities. There are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any shares or other securities of the Affiliated Companies (including, without limitation, the Shares) or obligating the Affiliated Companies or any other person to purchase or redeem any such shares or other securities. The Shares constitute all of the issued and outstanding shares of the Affiliated Companies and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

3.4    Investments and Subsidiaries. The business of the Affiliated Companies is and has been conducted solely by and through the Affiliated Companies. The Affiliated Companies do not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity except as described on Schedule 3.4.

3.5    Compliance with Laws. The Affiliated Companies are in compliance with all applicable domestic laws, and neither the Affiliated Companies nor any of the Sellers has received any notice, order or other written communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law, except where failure to do so will not result in a material adverse effect. All federal, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted are in full force and effect without any default or violation thereunder by the Affiliated Companies or by any other party thereto. The Affiliated Companies have not received any notice of any claim or charge that the Affiliated Companies is in violation of or in default under any such Authorization. No proceeding is pending or, to the actual knowledge of any of the Controlling Sellers, threatened by any person to revoke or deny the renewal of any Authorization of the Affiliated Companies or the Sellers. The Affiliated Companies or any of the Sellers has not been notified in writing that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated herein any such Authorization may not be granted or renewed. All Authorizations necessary or required to complete the transactions contemplated herein have been obtained.

3.6    Litigation. There are no claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or, to the knowledge of the Controlling Sellers, affecting the Affiliated Companies or its business or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind. No pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the Affiliated Companies. To the knowledge of the Controlling Sellers, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting the Affiliated Companies or its business, properties or assets.

3.7    Financial Statements. Schedule 3.7 contains the internally prepared consolidated unaudited financial statements of the Affiliated Companies as of December 31, 2006 (the “Affiliated Companies Financial Statements"). The Affiliated Companies Financial Statements fairly present in all material respects the financial condition and results of the consolidated operations (excluding, however, footnotes and normal year end adjusting entries which are not material in amount) of the Affiliated Companies as of the date thereof and for the period referred to in accordance with United states generally accepted accounting principles. Except as set forth in Schedule 3.7, as of the date of Closing, the Affiliated Companies will not have any material liability or obligation of any nature that is not reflected in the Affiliated Companies Financial Statements, other than current liabilities arising in the ordinary course of business consistent with past practice, or otherwise disclosed in this Agreement or a Schedule attached hereto.

3.8    Company’s Business Operations. The Affiliated Companies have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Business or the conduct of the Business) which will materially and adversely affect the conduct of the Business subsequent to Closing.

3.9    Insurance. The Sellers provided to the Buyer each:

(a)    Insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) maintained by the Affiliated Companies with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing. The Affiliated Companies are not in default with respect to its obligations under any insurance policy maintained by it, and the Affiliated Companies have not been denied insurance coverage. The insurance coverage of the Affiliated Companies is carried with financially sound and reputable insurers, and is adequate and customary for corporations of similar size engaged in similar lines of business. Each worker’s compensation policy issued to the Affiliated Companies recognized that the Affiliated Companies are professional employer organizations and not a temporary staffing agency. To the best of each of the Controlling Seller’s knowledge, each insurer will not terminate any existing policies due to the closing of the transaction described herein.

(b)    Each such self-insurance, retention, or co-insurance program to which the Affiliated Companies are a party remains in full force and effect as of Closing. The Affiliated Companies are not in default with respect to its obligations under any self-insurance, retention, or co-insurance program. The Affiliated Companies’ reserves or segregated or escrowed accounts (including, but not limited to, those relating to the Affiliated Companies’ client benefit plans (medical, dental and short-term disability) workers compensation and employer practices) maintained for the purpose of any such self-insurance, retention, or co-insurance program are funded equal to the claims incurred and in accordance with all requirements of Lumbermans Underwriting Alliance.

3.10   Permits, Consents.

(a)    The Affiliated Companies maintain all material permits, registrations, licenses, franchises, authorizations, certifications and other approvals (collectively, the “Approvals”) that are necessary for the conduct of the Business. The Affiliated Companies have obtained all such Approvals, which are valid and in full force and effect and are operating in compliance therewith. Such Approvals include but are not limited to those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. All such Approvals will remain in full force and effect subsequent to the Closing Date for the applicable periods reflected in such Approvals.

(b)    No approval, consent, authorization, notification or exemption from or filing with any person or entity not a party to this Agreement (collectively, the “Consents”) is required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, including, without limitation, any Consent necessary to permit the Affiliated Companies’ continuation of the Business, except where failure to obtain such Consent would not have a material adverse effect..

3.11   Collectability of Accounts Receivable. All of the accounts receivable of the Affiliated Companies arose out of bona fide sales and deliveries of goods, performance of services or other business transactions and are valid and enforceable claims not subject to any setoffs or counterclaims and will be collectible in accordance with their terms within ninety (90) days of the Closing Date. The Affiliated Companies have no accounts or loans receivable from any person, firm or corporation which is affiliated with the Affiliated Companies or from any director, officer or employee of the Affiliated Companies, or from any of their respective spouses or family members (excluding travel advances).

3.12          Directors and Officers. All agreements with its managers, directors and officers are terminable at will by the Affiliated Companies and, there are no contracts, arrangements or agreements in place with any manager, director or officer which would require the payment of any severance or change of control payment.

3.13          Affiliate Agreements. Except as described on Schedule 3.13, there are no agreements, arrangements or understandings between the Affiliated Companies on the one hand and any of the Sellers or any present or former director, shareholder or officer of the Affiliated Companies or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). Except as described on Schedule 3.13, all agreements and arrangements between the Affiliated Companies and all Related Parties are terminable by the Affiliated Companies upon written notice, without payment of penalty or premium of any kind. None of the Sellers has any claim or right against the Affiliated Companies.

3.14         Company Books. The copies of the Articles of Incorporation of the Affiliated Companies, as certified by the Secretary of State of its jurisdiction of organization, and of its Bylaws (or of its other comparable organizational documents), as certified by the Sellers, which have been delivered to the Buyer, are true, complete and correct and are in full force and effect as of the date hereof. The stock records of the Affiliated Companies fairly and accurately reflect the record ownership of all of its outstanding Shares. The minute books of the Affiliated Companies contain materially complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of the Affiliated Companies.

3.15          Taxes. The Affiliated Companies have filed in a timely manner, (on behalf of itself and all of its clients (to the extent required by any contract between the Affiliated Companies and its client)) or caused to be filed in a timely manner all United States Federal tax returns and all other tax returns required to be filed and has paid in a timely manner all taxes due pursuant to said returns or pursuant to any assessment against the Affiliated Companies and all of its clients (to the extent required by any contract between the Affiliated Companies and its client), except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and as to which no mortgage, pledge, security interest, hypothecation, assignment, encumbrance or preference, priority or other security agreement, preferential arrangement, lien, charge or deposit arrangement of any kind or nature whatsoever (a "Lien") exists (other than potential liens for taxes not yet due). No tax liens have been filed and no claims are being asserted with respect to any such taxes.

3.16          Employee Benefits.

(a)    Schedule 3.16(a) contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans (“Employee Benefit Plans”) as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance, workman’s compensation insurance and scholarship programs maintained by the Affiliated Companies for the benefit of any present or former employees of the Affiliated Companies (including, but not limited to, the employees of each of the Affiliated Companies’ clients or customers) or to which the Affiliated Companies have contributed or is or was within the last three years obligated to make payments.

(b)    With respect to each Employee Benefit Plan required to be listed on Schedule 3.16(a):

(i)     each Employee Benefit Plan has been administered in material compliance with its terms, and is in compliance with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”));

(ii)    the Affiliated Companies or other co-employers of the employees have made or provided for all contributions required under the terms of such Plans;

(iii)   except as listed on Schedule 3.16(b), there have been no “prohibited transactions” (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan;

(iv)   except as listed on Schedule 3.16(b), there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to each of the Controlling Sellers’ knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans;

(v)    any plans intended to be “qualified” within the meaning of Section 401(a) of the Code have from their inception been so qualified, and any trust created pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and

(vi)   except as listed on Schedule 3.l6(b), there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

(c)    The Affiliated Companies do not maintain and has not ever maintained or been obligated to contribute to a “Multi-employer Plan” (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

(d)    With respect to each Employee Benefit Plan maintained by the Affiliated Companies, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor (“DOL”), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

(e)    All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on Schedule 3.16(a) have been filed, except where failure to do so would not have a material adverse effect.

(f)     All employee benefit plans required to be listed on Schedule 3.16(a) may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law, except as indicated on Schedule 3.16(a).

(g)    Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on Schedule 3.16(a) has been obtained and is in full force and effect and no funds held by or under the control of Sellers are plan assets.

(h)    The Affiliated Companies does not maintain any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee’s termination of employment.

(i)     The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

(j)     The Affiliated Companies have not improperly classified any employees as leased employees or independent contractors under federal or state law.

(k)    The Affiliated Companies have complied in all material respects with the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

(l)    With respect to each Employee Benefit Plan listed on Schedule 3.16(a), the Affiliated Companies have made available for inspection by the Buyer true, complete and correct copies of (to the extent applicable):

(i)     all documents pursuant to which the Plan is maintained, funded and administered,

(ii)    the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments),

(iii)   the most recent financial statements,

(iv)   the most recent actuarial valuation of benefit obligations,

(v)    the most recent summary plan description provided to participants, and

(vi)   the most recent determination letter received from the IRS.

With respect each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Affiliated Companies Financial Statements. None of the Plans has any unfunded liabilities which are not reflected on the Affiliated Companies Financial Statements.

3.17          Material Agreements. The Affiliated Companies are not a party to any agreement or instrument or subject to any other restriction which is reasonably expected to have a material adverse effect on the Affiliated Companies during the period March 1, 2007 to August 31, 2007. To the best of the Controlling Sellers’ knowledge, the Affiliated Companies are not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in (a) any agreement to which it is a party which default could reasonably be expected to have a material adverse effect on the Affiliated Companies or (b) any agreement or instrument evidencing or governing indebtedness.

3.18   Ownership of Properties. Except as disclosed on Schedule 3.18, ("Permitted Liens") on the date of this Agreement, the Affiliated Companies have good title, free and clear of all liens other than Permitted Liens, to all of its respective assets.

3.19   Intellectual Property.

(a)    The Affiliated Companies have exclusive ownership of, or valid license or authority to use, all United States and foreign patents, patent applications, copyrights, licenses, trademarks, trademark applications and registrations, service marks, trade or product names, Affiliated Companies names (including, but not limited to “Employer Solutions Group”) and logos (collectively, "Intellectual Property") used in the Business as presently conducted. Schedule 3.19(a) contains a correct and complete list of the Affiliated Companies' United States and foreign patent, trademarks and copyrights, both registered and pending.

(b)    All licenses or other agreements under which the Affiliated Companies are granted rights in any of the Intellectual Property are in full force and effect and there is no material default by any party thereto.

(c)    The Affiliated Companies' use of any Intellectual Property does not infringe in any material respect on any rights of any other person and the Affiliated Companies are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer or any past or present employee of the Affiliated Companies.

3.20          Real Property. Schedule 3.20 describes each interest in real property owned or leased by the Affiliated Companies, including the location and a brief description thereof. The Affiliated Companies own all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in Schedule 3.20, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance not shown on Schedule 3.20. All governmental permits, approvals and licenses required in connection with the use by the Affiliated Companies of the real property leased by the Affiliated Companies and all improvements thereon and the conduct of the Affiliated Companies’ business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to the Controlling Sellers’ knowledge, threatened which could reasonably be expected to lead to a revocation or other impairment of any thereof.

3.21          List of Properties, Contracts, etc. Schedule 3.21 lists or adequately describes the following:

(a)    The Affiliated Companies’ fixed asset depreciation schedule, which schedule accurately represents the fixed assets owned by the Affiliated Companies.

(b)    A list of all assets leased by the Affiliated Companies which list accurately represents the assets leased by the Affiliated Companies.

(c)    Each outstanding loan or advance (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by the Affiliated Companies to any person (including Sellers and any director, officer, employee or shareholder of the Affiliated Companies).

(d)    Each policy and binder of insurance, (including, without limitation, property, casualty, liability, life, health, accident, workers’ compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premium is paid directly or indirectly by the Affiliated Companies.

(e)    Each outstanding power-of-attorney or similar power granted by the Affiliated Companies for any purpose whatsoever.

(f)    Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of the Affiliated Companies, and all loan and other agreements relating thereto, which are not released at Closing.

(g)    Each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of the Affiliated Companies.

(h)    Each bank or other financial institution in which the Affiliated Companies have a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

3.22   Contracts. Attached as Schedule 3.22 is a copy of each material contract, agreement and commitment to which the Affiliated Companies are a party or by which it or its assets are bound. Each contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the Affiliated Companies and, to the knowledge of each of the Controlling Sellers, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). The Affiliated Companies have performed all obligations required to be performed by it under each such contract, agreement and commitment as of the Closing Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by the Affiliated Companies or, to the knowledge of each of the Controlling Sellers, by any other party thereto. Each other party to each contract, commitment and agreement has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing. Without limiting the foregoing, the Affiliated Companies has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument by which the Affiliated Companies provides its primary services and benefits (“Professional Services Agreement”); and (e) with respect to the Professional Services Agreements with clients of the Affiliated Companies,

(i)     no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Affiliated Companies;

(ii)    the Affiliated Companies do not have any present expectation or intention of not fully performing all obligations under its Professional Services Agreements; and

(iii)   the Affiliated Companies have no knowledge of any breach or anticipated breach by the other parties to any Professional Services Agreement.

3.23   Worksite Employees. Except as described on Schedule 3.23, with respect to any client of the Affiliated Companies, and with respect to any employee physically located at a client of the Affiliated Companies (“Worksite Employees”), to the best of each of the Controlling Sellers’ knowledge there is not:

(a)    any applicable collective bargaining agreement or relationship with any labor organization;

(b)    any labor organization or group of employees who has filed any representation petition against or made any written or oral demand of the Affiliated Companies or any of its clients for recognition;

(c)    any pending or threatened union organizing efforts that might impose collective bargaining obligations on the Affiliated Companies or its clients;

(d)    any labor strike, work stoppage, slowdown, or other material labor dispute has occurred;

(e)    any employment-based charge, complaint, grievance, investigation, inquiry or obligation of any kind, served against the Affiliated Companies or threatened, relating to an alleged violation or breach by the Affiliated Companies of any law, regulation or contract;

(f)    any employee of the Affiliated Companies or of any client having committed any act or omission giving rise to liability against the Affiliated Companies; or

(g)    any plant closing or layoff of Worksite Employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance and no such action will be implemented without advance notification to Buyer;

3.24   Liability. There is no liability or obligation of the Affiliated Companies (or of Buyer as successor) resulting from liability claims, (whether based in tort, contract or otherwise) relating to any services or products provided by the Affiliated Companies on or prior to the Closing Date, except where such liability or obligation would not have a material adverse effect.

3.25   Material Adverse Change. Except as set forth on Schedule 3.25, since December 31, 2006, the Affiliated Companies have carried on its business only in the ordinary course consistent with past practice and except in the ordinary course there has been no:

(a)    declaration or payment of any dividend or other distribution or payment in respect of the stock of the Affiliated Companies or any repurchase or redemption of any such stock;

(b)    payment by the Affiliated Companies of any bonus or increase of any compensation payable to any shareholder, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any shareholder, director, officer or employee;

(c)    adoption of or change in any employee benefit plan;

(d)    damage, destruction or loss to any material tangible asset or property of the Affiliated Companies whether or not covered by insurance;

(e)    the sale, assignment, conveyance, lease, or other disposition of any asset or property of the Affiliated Companies or mortgage, pledge, or imposition of any lien or other encumbrance on any asset or property of the Affiliated Companies;

(f)    incurrence or repayment of any liability or obligation (whether absolute or contingent) to any officer, director or shareholder of the Affiliated Companies or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any material lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

(g)    write-down or write-off of the value of any asset (including, but not limited to accounts receivable), or any cancellation or waiver of any other claims or rights;

(h)    any material change in the business or operations of the Affiliated Companies or in the manner of conducting the same or entry by the Affiliated Companies into any material transaction, other than in the ordinary course of business;

(i)     any change in the accounting methods, principles or practices followed by the Affiliated Companies or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures); or

(j)     agreement, whether or not in writing, to do any of the foregoing by Affiliated Companies.

3.26   Client Retention. Attached as Schedule 3.26 is a copy of the Professional Services Agreement with each of the Affiliated Companies’ five (5) largest (based on the gross receipts received by the Affiliated Companies during the 2006 calendar year) clients (“Largest Clients”). The Affiliated Companies has not received any notice, communication, or other indication from any of the Largest Clients indicating that it: (i) is displeased with any of the services provided by the Affiliated Companies; (ii) is displeased with the cost of the services provided by the Affiliated Companies; or (iii) intends to terminate its Professional Services Agreement with the Affiliated Companies. The Affiliated Companies has performed all of its services to the Largest Clients pursuant to the terms of the applicable Professional Services Agreement and is not in breach of any of the Professional Services Agreements with any of the Largest Clients.

3.27   Shareholder Matters. Since December 1, 2006: (i) certain of the Affiliated Companies’ shareholders had all of their shares redeemed by the Affiliated Companies or purchased by other shareholders; and (ii) certain of the Affiliated Companies’ option holders had their stock options cashed out by certain shareholders. Also, over a period of time, certain of the Affiliated Companies’ shareholders had their ownership percentages of the Affiliated Companies diluted. None of the Affiliated Companies or the Buyer shall have any liability or obligation to any of the Affiliated Companies’ current or former shareholders relating to the redemption, purchase or dilution of their shares (including but not limited to any claim that the redemption price or purchase price was insufficient or that their ownership percentage should not have been diluted). In addition, none of the Affiliated Companies or the Buyer shall have any liability or obligation to any of the Affiliated Companies’ current or former option holders relating to the cash-out of their stock options (including, but not limited to any claim that the cash-out price was insufficient).

SECTION 4.                 REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

4.1    Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

4.2    Power and Authorization. The Buyer has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be executed and delivered by it prior to or at the Closing. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy. When executed and delivered as contemplated herein, and assuming enforceability thereof against all other parties, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor’s rights in general, and except that the enforceability of the Buyer Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law) and of public policy.

4.3    No Conflicts.

(a)    The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

(i)     violate or conflict with the Buyer’s Articles of Incorporation, or Bylaws of the Buyer or any law binding upon the Buyer;

(ii)    violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which the Buyer is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to the Buyer, its assets or any of its Affiliates’ assets; or

(iii)   violate any resolution adopted by the board of directors or stockholders of the Buyer.

(b)    Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by the Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

(c)    There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of the Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of the Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments. The Buyer has not received any written request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

4.4    Accuracy of Filings. All publicly-available filings made by the Buyer with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.5    Compliance With Securities Law. The shares of the Common Stock and the Contingent Stock to be issued to the Sellers will be fully issued, non-assessable, valid and outstanding as of the Closing. The Common Stock and the Contingent Stock will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

4.6    Brokers. No person acting on behalf of the Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

4.7    Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of the Buyer in connection with the transactions contemplated by this Agreement are in the same form as maintained by the Buyer internally, without alteration, and are accurate and complete as to items in the custody of the Buyer in all material respects.

4.8    Investment. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.9    Restricted Securities. Buyer acknowledges its understanding that this sale is intended to be exempt from registration under the Securities Act of 1933 and any state “blue sky” or similar laws. Buyer further acknowledges that no filings have been made under the Securities Act or any state “blue sky” or similar laws, and to the extent permitted by law, Buyer waives any filings or notifications. In furtherance thereof, Buyer represents and warrants to and agrees as follows:

(a)    Buyer realizes that the basis for the exemption may not be present if, notwithstanding such representations, Buyer has in mind merely acquiring the Affiliated Companies Shares for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise.

(b)    Buyer is an investor experienced in the purchase of securities that are offered pursuant to an exemption under the Securities Act and understands that such securities are not liquid or marketable. Buyer has such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of purchasing the Affiliated Companies Shares and to make an informed decision to do so.

(c)    Buyer represents, warrants and agrees that it will not sell or otherwise transfer the Affiliated Companies Shares without registration under the Securities Act or an exemption therefrom and fully understands and agrees that it must bear the economic risk of its purchase because, among other reasons, the Affiliated Companies Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.

(d)    Buyer understands and agrees that each certificate for the Affiliated Companies Shares shall bear the following legend and any other legends as may be required by state law until (i) such securities shall have been registered under the Securities Act and effectively been disposed of in accordance with the registration statement; or (ii) in the opinion of counsel for the Affiliated Companies such securities may be sold without registration under the Securities Act:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES ACT, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE CORPORATION, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE CORPORATION, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR SIMILAR SECURITIES LAW. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME."

4.10   Investigation by Buyer. Buyer has been given full access to and the opportunity to review the Affiliated Companies, and has been given the opportunity to meet with officers and other representatives of the Affiliated Companies for the purpose of investigating and obtaining information regarding the Affiliated Companies. Buyer acknowledges that Buyer has had ample opportunity to inspect the Business. Buyer further acknowledges that (1) Buyer has not relied upon any oral statement or oral declaration of Sellers or the Affiliated Companies as an inducement to entering into this Agreement; and (2) the sole consideration for execution of this Agreement by Buyer is set forth in this Agreement (including the schedules and exhibits attached hereto).

SECTION 5.                  CLOSING.

5.1    Time and Place of Closing. The closing of this Agreement (the “Closing”) shall take place promptly before the Effective Time (the "Closing Time"). The Closing shall be effective on the Closing Time except as otherwise specified in this Agreement. The date upon which the Closing Time occurs shall be referred to as the “Closing Date”.

5.2    Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

(a)    the Sellers shall deliver, or shall cause to be delivered, to the Buyer the following:

(i)     certificates representing all of the Shares duly endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer;

(ii)    resignations, effective as of the Closing Date, of each director, and officer of the Affiliated Companies, other than those specified in writing by Buyer;

(iii)   the Affiliated Companies' Articles of Incorporation certified as of a recent date by the Secretary of State of Utah and the Secretary of State of Idaho (as applicable) and by the Secretary of the Affiliated Companies, and the Affiliated Companies' Bylaws (or similar document in foreign jurisdictions) certified by the Controlling Sellers, each including any and all amendments to date;

(iv)   a Certificate of Existence (or similar document in Utah or Idaho (as applicable)) of a recent date for the Affiliated Companies, certified by the appropriate governmental agency;

(v)    the original minute books and stock transfer and record books of the Affiliated Companies, as they exist on the Closing and such of its files, books and records as the Buyer may reasonably request;

(vi)   counterparts, duly executed by the Affiliated Companies of Articles of Share Exchange (Utah version, Indiana version and Idaho version) in substantially the forms of those attached hereto as Exhibit A;

(vii)          a counterpart, duly executed by each of the Controlling Sellers of the Employment Agreements between the Affiliated Companies and each of the Controlling Sellers in substantially the forms of those attached hereto as Exhibit B;

(viii)         a counterpart, duly executed by each of the Sellers of the Closing Memorandum among the Sellers and the Buyer in substantially the form of that attached hereto as Exhibit C;

(ix)    wire transfers of immediately available funds from Riverwoods Holdings, LC in the amount of $379,882.77 and from ESG Building, LC in the amount of $700,250.00;

(x)    a copy of the resolutions of the Boards of Directors of the Affiliated Companies authorizing the execution, delivery and performance of this Agreement by the Affiliated Companies certified as of the Closing by the Secretary or Assistant Secretary of the Affiliated Companies;

(xi)    a copy of the resolutions of the Sellers authorizing the execution, delivery and performance by the Sellers of this Agreement and the other agreements and instruments referred to herein;

(xii)   a counterpart, duly executed by the Affiliated Companies and the Sellers of the Operating Agreement among the Affiliated Companies, the Sellers and the Buyer in substantially the form of that attached hereto as Exhibit D; and

(xiii)          such other documents and instruments as the Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(b)    the Buyer shall deliver, or shall cause to be delivered, to the Sellers the items described below:

(i)     wire transfers of immediately available funds in the aggregate amount of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) as specified in the Closing Memorandum;

(ii)    stock certificates representing the Common Stock (to be provided within fifteen (15) days of the Closing Date) and the Contingent Stock as specified in the Closing Memorandum;

(iii)    a copy of the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance by the Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of the Buyer;

(iv)    counterparts duly executed by the Buyer of the Articles of Share Exchange (Utah version, Indiana version and Idaho version) in substantially the forms of those attached hereto as Exhibit A;

(v)    a counterpart, duly executed by the Affiliated Companies, of the Employment Agreements between the Affiliated Companies and each of the Controlling Sellers, in substantially the forms of those attached hereto as Exhibit B;

(vi)   a counterpart, duly executed by the Buyer of the Closing Memorandum among the Sellers and the Buyer: in substantially the form of that attached hereto as Exhibit C;

(vii)          such documents as necessary to release Sellers from any and all personal guarantees of the KeyBank line of credit (to be provided within fifteen (15) days of the Closing Date);

(viii)         a counterpart, duly executed by the Buyer of the Operating Agreement among the Affiliated Companies, the Sellers and the Buyer in substantially the form of that attached hereto as Exhibit D; and

(ix)            such other documents and instruments as the Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

SECTION 6.                  CONFIDENTIAL INFORMATION.

For purposes of this Agreement, "Confidential Information" shall be deemed to include all information and materials with respect to the Business, including, but not limited to, all proprietary information, specifications, models, diagrams, flow charts, videotapes, audio tapes, forms, data structures, graphics, other original works of authorship, product plans, technologies, formulas, trade secrets, trade names or proposed trade names, know how, ideas, marketing materials, lists of potential or actual customers, contracts, pricing information, financial information, business plans and strategies, and other financial and intellectual property with respect to the Business.

Except as authorized in writing by the Buyer or in order to perform their obligations, responsibilities and/or duties as employees of the Buyer, or the Affiliated Companies (after the Closing), as the case may be, each of the Sellers shall not for a period of five (5) years after the date of this Agreement, disclose, communicate, publish or use for the benefit of himself or any third party any Confidential Information received, acquired, or obtained with respect to the Business. Each of the Sellers also agrees that: (a) the Confidential Information will be held in confidence by each of the Sellers using the same degree of care, but no less than a reasonable degree of care, as each of the Sellers uses to protect his own confidential information of a like nature; (b) he will take such steps as may be reasonably necessary to prevent disclosure of the Confidential Information to others; and (c) in the event each of the Sellers is legally required to disclose any portion of the Confidential Information, each of the Sellers shall promptly notify the Buyer so that the Buyer may take steps to protect its Confidential Information.

The obligations of this Section 6 shall not apply with respect to any particular portion of Confidential Information which: (a) is in the public domain; (b) entered the public domain through no fault of any of the Sellers; or (c) was rightfully communicated by a third party to any of the Sellers free of any obligation of confidence.

In no event shall any of the Sellers be deemed by virtue hereof to have acquired any right or interest in or to the Confidential Information.

SECTION 7.          NON-COMPETITION.

For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole and absolute discretion) each of the Sellers, excluding Kira Reisch and David Dyches, shall not, directly or indirectly, for himself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, investor, employee, officer, director, manager, trustee, agent or in any other capacity:

(a)    solicit, participate or aid in the solicitation of orders for any Restricted Products or Services, or perform or sell any Restricted Products or Services to any of the Affiliated Companies' customers who were serviced by any of the Sellers, solicited by any of the Sellers or who became customers of the Affiliated Companies as a result of any actions taken by any of the Sellers;

(b)    solicit, participate or aid in the solicitation of, or perform or sell any Restricted Products or Services to any of the Affiliated Companies customers who were customers, or had an ongoing business relationship with the Affiliated Companies, at any time during the three (3) year period preceding the Closing Date;

(c)    contact, or aid or participate in the contact, including allowing the use of any of the Sellers’ names in connection with the contact of, any of the Affiliated Companies’ customers who were customers, or had an ongoing business relationship with the Affiliated Companies, at any time during the three (3) year period preceding the Closing Date, for the purpose of diverting their purchases of any Restricted Products or Services from the Affiliated Companies;

(d)    perform any Restricted Products or Services for any of the Affiliated Companies’ customers who were customers, or had an ongoing business relationship with the Affiliated Companies at any time during the three (3) year period preceding the Closing Date;

(e)    solicit or contact or aid or participate in the contact, including allowing the use any of the Seller’s names in connection with the contact of, the Affiliated Companies’ employees, for the purpose of inducing them to terminate their employment with the Affiliated Companies; or

(f)    engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, manager, trustee, agent, or in any other capacity whatsoever, a business in competition with the Affiliated Companies in the sale and offering of any Restricted Products or Services either directly or indirectly. The prohibitions and covenants enumerated in this Section 7(f) shall bind each of the Sellers in all of the following geographic areas: (i) the City of Provo, Utah and the area within two hundred and fifty (250) miles of Provo, Utah; (ii) the City of Loveland, Colorado and the area within two hundred and fifty (250) miles of Loveland, Colorado; (iii) the City of Phoenix, Arizona and the area within one hundred and fifty (150) miles of Phoenix, Arizona; and (iv) the City of Las Vegas, Nevada and the area within one hundred and fifty (150) miles of Las Vegas, Nevada.

"Restricted Products and Services" shall be defined as any of the following: (i) providing products and services in the areas of personnel management services (including, but not limited to, benefits administration, payroll processing/administration, health and workmen’s compensation insurance management, personnel records management, employee liability management, testing and assessment services for management or employees, performance management, training and development services and human resources consulting services); (ii) providing insurance brokerage services; or (iii) providing any of the services or products that were provided by the Affiliated Companies during the three (3) year period preceding the Closing Date.

The Buyer and each of the Sellers agree that due to the nature of the Affiliated Companies’ business and the scope of its operations, and due to the nature of each of the Sellers’ position within the Affiliated Companies and his access to and knowledge of Confidential Information of the Affiliated Companies, and in further consideration of the Buyer’s, and the Affiliated Companies’ legitimate protectible interests in a highly competitive business environment, the covenants and restrictions, placed on each of the Sellers’ ability to engage in any activity competitive with the Affiliated Companies, are required to be broad in scope and the parties acknowledge that such breadth is reasonable. Each of the Sellers further acknowledges and agrees that the breadth of such restrictions is reasonable because he has become acquainted with the affairs of the Affiliated Companies, its officers and employees, its services, products, business practices, business relationships, and the needs and requirements of its customers and prospective customers, trade secrets, intellectual property, Confidential Information, and other information proprietary to the Affiliated Companies. Each of the Sellers acknowledges and agrees that the Buyer and the Affiliated Companies have a need to protect, through the above restrictions, each of the foregoing interests, the Affiliated Companies’ goodwill, and to prevent unfair competition and the inevitable use or disclosure of Confidential Information or trade secrets.

The Buyer and each of the Sellers agree that in the event of a breach of any of the covenants and prohibitions contained in Sections 6 or 7 by any of the Sellers, the Buyer shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

(a)    These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by any of the Sellers against the Buyer whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by the Buyer;

(b)    In the event of a violation of any of these covenants, the terms of all covenants shall be automatically extended for a period equal to the violation and the Buyer shall be entitled to recover reasonable attorney’s fees incurred in the enforcement of these covenants;

(c)    Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of the Buyer, in the event a Court should consider the scope, duration or territory too extensive, the Court shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and territory (but never for a larger scope, longer period or larger territory than set forth above) as the Court shall find to be reasonable, necessary, valid and legally enforceable;

(d)    These covenants are reasonable and necessary for the protection of the Buyer’s business interests, that irreparable injury will result to the Buyer if any of the Sellers breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, the Buyer will have no adequate remedy at law. Each of the Sellers accordingly agrees that in the event of any actual or threatened breach by him of any of these covenants, the Buyer shall be entitled to immediate temporary injunctive and other equitable relief, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

(e)    The Buyer would not have entered into this Agreement but for each of the Sellers’ agreement (i) to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Sections 6 and 7 hereof, (ii) that the scope, duration and territorial restrictions of these covenants are reasonable; and (iii) to be bound by and comply with the terms and conditions of his/her Employment Agreement.

SECTION 8.          INDEMNIFICATION

8.1    Indemnification by the Controlling Sellers. Each of the Controlling Sellers shall, jointly and severally, indemnify and hold the Buyer and its successors and assigns harmless from and against any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys’ fees and disbursements ("Damages"), which the Buyer or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (i) any misrepresentation or breach of any representation or warranty of any of the Sellers made in or pursuant to this Agreement or a Schedule attached hereto; (ii) any breach or nonfulfillment of any covenant or obligation of any of the Sellers contained in this Agreement or a Schedule attached hereto; or (iii) any breach or nonfulfillment of any covenant or obligation of any of the Sellers contained in the Closing Memorandum..

(a)    Notwithstanding any provision of the Agreement except the following sentence, the Controlling Sellers shall not have any obligation to indemnify the Buyer from and against any Damages which are less than $150,000 in the aggregate (the “Indemnification Threshold”), after which point the Controlling Sellers shall be obligated to indemnify the Buyer pursuant to Section 8.1 for such Damages in excess of the Indemnification Threshold until the Controlling Sellers have reimbursed the Buyer pursuant to Section 8.1 in an aggregate amount equal to $4,000,000 (the “Indemnification Cap”). The Indemnification Threshold and the Indemnification Cap shall not apply to any Damages resulting from or caused by any of the following: (i) any breach of any representation or warranty described in the following sections of this Agreement: 2.1, 2.2, 2.3, 2.6, 2.7, 3.3, 3.15 and 3.27; (ii) any breach or nonfulfillment or any covenant or obligation described in the following sections of this Agreement: 6 and 7; (iii) any breach or nonfulfillment of any covenant or obligation of any of the Sellers contained in the Closing Memorandum; and (iv) any fraud or intentional acts. For example, if there were $5,000,000.00 of Damages that were not subject to the Indemnification Threshold and Indemnification Cap and $1,000,000.00 of Damages that were subject to the Indemnification Threshold and Indemnification Cap, the Controlling Sellers would be obligated to indemnify the Buyer in the amount of $5,850,000.00.

(b)    The amount of any claim for indemnification shall be reduced by any insurance recovery from a third party that Buyer or its affiliates receive in respect of or as result of such claim or the facts or circumstances relating thereto. If any indemnifiable Damages for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the amount of such reduction shall be remitted immediately to the Controlling Sellers. Each of the Buyer, its affiliates Sellers and their affiliates and Affiliated Companies acknowledge and agree that its sole and exclusive remedy with respect to any and all claims arising from this Agreement and the transactions contemplated hereby (excluding, however, the Employment Agreements) shall be pursuant to the indemnification remedies set forth in this Section 8.

8.2    Indemnification by the Buyer. The Buyer shall indemnify and hold the Sellers and each of their successors, heirs and assigns harmless from and against any and all Damages which the Sellers or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any misrepresentation or breach of any representation or warranty of the Buyer made in or pursuant to this Agreement; or (b) any breach or nonfulfillment of any covenant or obligation of the Buyer contained in this Agreement.

8.3    Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the "Indemnified Party") shall promptly notify in writing the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party’s assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall upon reasonable written request give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior reasonable written notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto. Any disputes regarding inter-party claims that cannot be settled by the parties shall be submitted to arbitration pursuant to Section 10.6 of this Agreement.

8.4    Third Party Claims.

(a)    Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates. The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty (20) business days after the receipt of any such notice, to undertake the defense of such claim with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 8.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

(b)    The election by the Indemnifying Party, pursuant to Section 8.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

(c)    Except as expressly provided herein, the Sellers shall have no rights, hereunder or otherwise, to indemnification or contribution from the Affiliated Companies with respect to any matter occurring prior to or on the Effective Time and the Sellers hereby irrevocably release the Affiliated Companies from any liability for any such claim.

(d)    The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

SECTION 9.          TAX RETURNS

The Buyer and the Sellers shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of the Short-Year Return (for the period January 1, 2007 to February 28, 2007), and in connection with any audit, litigation or other proceeding with respect to the Short-Year Return.

SECTION 10.                MISCELLANEOUS.

10.1   Survival of Representations and Warranties. Except as otherwise provided in this Agreement, the representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated and for a period of twenty (20) months thereafter. The representations and warranties: (i) described in the following sections of this Agreement: 2.1, 2.2, 2.3, 2.6, 2.7, 3.3, 3.15 and 3.27; and (ii) the misrepresentation or breach of which involved fraud or intentional acts shall survive the consummation of the transactions herein contemplated for a period equal to the applicable statute of limitations.

10.2   Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of the Affiliated Companies to the Buyer.

10.3   Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all legal and accounting fees, transfer, sales, use, documentary and similar taxes and recording and filing fees, incurred in connection with the transactions contemplated herein on behalf of the Sellers or the Affiliated Companies prior to Closing shall be paid by the Sellers and not by the Affiliated Companies.

10.4   Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Sellers:
Craig Allred
______________________
______________________

Garth Allred
______________________
______________________

Dee Henderson
______________________
______________________

Kurt Robinson
______________________
______________________

Kira Reisch
______________________
______________________

With a copy (which shall not constitute notice) to:
Stuart A. Fredman
c/o Holme Roberts & Owen LLP
299 South Main Street #1800
Salt Lake City, UT 84111
Fax: (801) 521-9639

To the Buyer:
Fortune Industries, Inc.
Attention: CEO
6402 Corporate Drive
Indianapolis, IN 46278
Fax No.: 317-532-1376
With a copy to:
Robert J. Milford
Drewry Simmons Vornehm, LLP
8888 Keystone Crossing, Suite 1200
Indianapolis, IN 46240
Fax: (317) 580-4855

10.5   Assignment and Benefit.

(a)    The Buyer may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to the Buyer; provided, however, that, notwithstanding any such assignment, the Buyer shall remain liable for its obligations hereunder; and provided further, that any such assignment shall not enlarge or expand in any manner any of the Sellers’ obligations or liabilities under this Agreement or any related instrument or agreement, executed by the Sellers in connection with this Agreement beyond those obligations or liabilities that the Sellers would have absent such assignments. The Sellers shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of the Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

(b)    This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

10.6   Arbitration.

(a)    All disputes arising out of or relating to this Agreement, the Affiliated Companies Transaction Documents, the Sellers Transaction Documents, or the Buyer Transaction Documents, including any dispute related to the parties’ obligations set forth in Section 8 hereof (Indemnification), which cannot be settled by the parties shall promptly be submitted to and determined by binding arbitration in Salt Lake City, Utah by three (3) arbitrators (one selected by the Sellers, one selected by the Buyer and one selected by the two previously selected arbitrators), and the matter shall be decided by those arbitrators pursuant to a procedure agreed upon by the parties, or, in the absence of an agreement with in thirty (30) days of a demand for arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) in effect on the date that the demand for arbitration is given; provided that nothing herein shall preclude either party from seeking, in any court of competent jurisdiction, injunctive relief or other equitable remedies in the case of any breach or threatened breach by the Sellers of Sections 6 or 7 hereof. The decision of the arbitrators shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction; provided, however, that errors of law may be appealed to a court of competent jurisdiction for review.

(b)    Any demand for arbitration shall include detail sufficient to establish the nature of the dispute (including claims asserted and the material issues with respect thereto) and shall be delivered to the other party concurrently with delivery to the arbitrators or the AAA, as applicable. Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c)    The arbitrators' decision shall be in writing, and shall describe in detail the legal reasoning adopted by the arbitrators in support of the decision. In rendering a decision, the arbitrators shall follow the substantive law of the State of Indiana, and shall not use equitable or other principles which would permit the arbitrators to ignore this Agreement, the Affiliated Companies Transaction Documents, the Sellers Transaction Documents, the Buyer Transaction Documents or the law of the State of Indiana.

10.7   Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

10.8   Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. The parties consent to the jurisdiction of the federal and state courts presiding in Indianapolis, Indiana, and agree to accept service of process by mail and hereby waive any and all jurisdictional and venue defenses otherwise available. Nothing contained herein or in the Affiliated Companies Transaction Documents, the Sellers Transaction Documents, or the Buyer Transaction Document shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of any of its obligations hereunder.

10.9   Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

10.10        Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

10.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

10.12        Entire Agreement. This Agreement, together with the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither the Buyer or the Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

10.13        Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14        Knowledge. All references in this Agreement to Seller’s knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conclusions known to the Affiliated Companies. Each reference to “knowledge” made in this Agreement shall refer to the actual knowledge of the officers, directors and shareholders of the party to which the reference relates and to the knowledge a prudent individual/entity could be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

FORTUNE INDUSTRIES, INC.		EMPLOYER SOLUTIONS GROUP, INC.

By:		By:
		Its:	President

ESG ACHIEVEMENT, INC.		ESG ADMINISTRATION, INC.

By:		By:
Its:	President	Its:	President

ESG ASSISTANCE, INC.		ESG CONSULTING, INC.

By:		By:
Its:	President	Its:	President

ESG DIRECTION, INC.		ESG ENTITIES, INC.

By:		By:
Its:	President	Its:	President

ESG FULFILLMENT, INC.		ESG MANAGEMENT, INC.

By:		By:
Its:	President	Its:	President

ESG OFFERINGS, INC.		ESG SERVICES, INC.

By:		By:
Its:	President	Its:	President

ESG SUCCESS, INC.		ESG SUPERVISION, INC.

By:		By:
Its:	President	Its:	President

EMPLOYER STAFFING GROUP, INC.		ESG INSURANCE d/b/a ASPEN COVE INSURANCE, INC.

By:		By:
Its:	President	Its:	President

EMPLOYER SOLUTIONS GROUP OF UTAH, INC.		EMPLOYER SOLUTIONS GROUP OF SLC, INC.

By:		By:
Its:	President	Its	President

SAGELAND FLAGGING, INC. d/b/a EMPLOYER SOLUTIONS STAFFING GROUP, INC.		EMPLOYER SOLTUIONS GROUP OF, IDAHO, INC.

By:		By:
Its:	President	Its:	President

Craig Allred		Dee Henderson

Garth Allred		David Dyches

Kurt Robinson		Kira Reisch

Signature Page for Share Exchange Agreement by and among Craig Allred, Dee Henderson, Garth Allred, David Dyches, Kurt Robinson, Kira Reisch ESG Achievement, Inc., ESG Administration, Inc., ESG Assistance, Inc., ESG Consulting, Inc., ESG Direction, Inc., ESG Entities, Inc., ESG Fulfillment, Inc., ESG Management, Inc., ESG Offerings, Inc., ESG Services, Inc., ESG Success, Inc., ESG Supervision, Inc., Employer Staffing Group, Inc. (Flagging), ESG Insurance d/b/a/ Aspen Cove Insurance, Inc., Employer Solutions Group of Utah, Inc., Employer Solutions Group of SLC, Inc., Sageland Flagging, Inc. d/b/a Employer Solutions Staffing Group, Inc., Employer Solutions Group of Idaho, Inc., and Fortune Industries, Inc.

EXHIBIT A

Forms of Articles of Share Exchange
(Utah, Indiana and Idaho)

EXHIBIT B

Forms of Employment Agreements

EXHIBIT C

Form of Closing Memorandum

EXHIBIT D

Form of Operating Agreement